Exhibit 10.12

Affinia Therapeutics Inc.

100 Beaver Street

Waltham, MA

02453

December 4, 2020

Charles Albright, Ph.D.

160 Beacon St., Unit 8.

Boston, MA 02116

Dear Charles:

Affinia Therapeutics Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your employment will be effective as of January 18, 2021 (the “Effective Date”). Your initial title will be Chief Scientific Officer, and you will initially report to the Company’s Chief Executive Officer (“CEO”). This is a full-time position pursuant to which you will devote substantially all of your business time, attention and energies to the tasks and duties of your position as assigned by the Company. At all times you will be expected to abide by all policies and procedures of the Company as in effect from time to time. While you are employed by the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. During your employment with the Company, you will be permitted to participate as a member of up to three (3) Boards of Directors or Advisory positions, provided that you obtain the prior written consent of the Company for each Scientific Advisory Board that you are a member of, and provided further that your activities in relation thereto are not in violation of any of your obligations to Company under the Business Protection Agreement, which is attached hereto and incorporated by reference as Exhibit A. By signing this letter agreement (the “Offer Letter”), you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation.

(a) Signing Bonus. You shall be advanced, within 30 (thirty) days of the Effective Date, a signing and retention bonus in the amount of $100,000.00, less applicable deductions and withholdings (the “Signing Bonus”), which will be earned in full on the twelve (12)-month anniversary of the Effective Date. If you resign without Good Reason (as defined below) or are terminated for Cause (as defined below) before the twelve (12)-month anniversary of the Effective Date, you shall be obligated to, and hereby agree to, repay a prorated portion of the net, after-tax amount of the Signing Bonus based on the number of days you were employed by the Company prior to your resignation without Good Reason or termination for Cause. You agree that if you are obligated to repay the Signing Bonus, the Company may deduct, in accordance with applicable law, such amount from any payments the Company owes you, including but not limited to any regular payroll amount and any expense payments. You further agree to pay to the Company, within sixty (60) days of the effective termination date, any remaining unpaid balance of the unearned Signing Bonus not covered by such deductions.

C. Albright

December 4, 2020

(b) Base Salary. The Company will pay you an initial annualized salary of $415,000.00, payable in accordance with the Company’s standard payroll schedule and subject to required tax withholding and other authorized deductions (the “Base Salary”). No period of employment is implied by such payment period, nor shall it alter the “at will” nature of your employment as described below and herein. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(c) Annual Bonus. In addition to your Base Salary, you will be eligible to be considered for an annual incentive cash bonus as described below (the “Annual Bonus”). The Annual Bonus (if any) will be awarded based on objective and/or subjective criteria established by the Company’s CEO and be subject to the approval of the Company’s Board of Directors (the “Board”). Your target Annual Bonus shall be thirty-five percent (35%) of your then-current Base Salary (the “Target Bonus”). You will be paid the full Target Bonus for Fiscal Year 2020. Any Annual Bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an Annual Bonus in any year, and that whether the Company pays you an Annual Bonus and the amount of any such Annual Bonus will be determined by the Company in its sole discretion.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies. In addition, you will initially be entitled to accrue paid vacation of 20 days annually and consistent with the Company’s employee benefits policy in addition to customary business holidays approved by the Board for the Company’s employees generally, and the Company’s sick leave policy, in accordance with applicable law and Company policy, as in effect from time to time.

4. Equity. In connection with entering into this Offer Letter and as mutually agreed upon consideration for your undertaking the obligations set forth in Sections 4.2 and 4.3 of the Invention Assignment, Non-Disclosure, and Business Protection Agreement attached hereto as Exhibit A (the “Business Protection Agreement”), it will be recommended at the first meeting of the Board following your employment start date, which meeting shall take place no later than forty-five (45) days after the Effective Date, that the Company grant you options to purchase Common Stock of the Company as described below, at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board.

(a) Welcome Grant. An option to purchase 470,000 shares of the Company’s Common Stock (the “Welcome Grant”). Twenty five percent (25%) of the shares subject to the Welcome Grant will vest 12 months after the date your employment begins, subject to your continuing employment with the Company, and no shares will vest before such date. The remaining shares will vest monthly over the next 36 months in equal monthly amounts, subject to your continuing employment with the Company.

(b) T2 Grant. An option to purchase 176,000 shares of the Company’s Common Stock (the “T2 Grant”). Twenty five percent (25%) of the shares subject to the T2 Grant will vest on the date that is 12 months after the date of the closing of the second tranche of the Company’s Series A financing, subject to your continuing employment with the Company, and no shares will vest before such date. The remaining shares will vest monthly over the next 36 months in equal monthly amounts, subject to your continuing employment with the Company. If the closing of the second tranche of the Company does not take place by December 31, 2021, the T2 Grant will automatically terminate with no shares having vested.

C. Albright

December 4, 2020

(c) General Terms. Both the Welcome Grant and the T2 Grant will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements and this Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

5. Termination of Employment. The parties acknowledge that your employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without notice or Cause. Any contrary representations that may have been made to you are superseded by this Offer Letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). The provisions of this Section 5 govern the amount of compensation, if any, to be provided to you upon termination of employment and do not alter this at-will status.

(a) Termination for Cause or Due to Your Death, Disability or Resignation without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined below), or if either party terminates your employment as a result of your death or Disability (as defined below), or you resign without Good Reason (as defined below), you will receive the following “Accrued Benefits”: (i) any earned but unpaid Base Salary through the date of termination and any accrued but unused vacation through the date of termination; (ii) any unreimbursed business expenses incurred by you payable in accordance with the Company’s standard expense reimbursement policies; and (iii) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Offer Letter; but, for clarity, the Company shall have no obligation to pay you any bonus pursuant to Section 2(c). Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits. For purposes of this Offer Letter, “Disability” means (i) you have been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of your duties, with or without a reasonable accommodation as required by law to the Company and (ii) such incapacity has continued for a period of one-hundred and eighty (180) consecutive days.

(b) Termination without Cause or Resignation with Good Reason not in Connection with a Change in Control. If the Company terminates your employment without Cause (as defined below) or you resign from employment with Good Reason (as defined below) not in connection with a Change in Control (as defined in the Plan), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then in addition to receiving the Accrued Benefits, and subject to your compliance with the obligations in Section 5(b)(iii) below, you shall receive the following “Severance Benefits”:

(i) An amount equal to the equivalent of your then current base salary for nine (9) months on the schedule described below in Section 5(d); and

C. Albright

December 4, 2020

(ii) Provided you or your covered dependents, as the case may be, timely elect continued coverage under COBRA under the Company’s group health and dental plans following such termination, the COBRA premiums to continue your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) nine (9) months after the termination date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Offer Letter shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

(iii) Condition of Severance Benefits. Your receipt of Severance Benefits is conditional upon (i) your continuing to comply with your obligations under your Business Protection Agreement; (ii) your timely execution and non-revocation of a separation agreement with the Company containing a general release of claims in favor of the Company and its affiliates in the form presented by the Company no later than your last date of employment, which shall include a non-disparagement and non-competition clause (and which is executed and allowed to become effective within the consideration period provided in the separation agreement, which in no event shall be later than the 60th day following your Separation from Service) (the “Separation Agreement”); and (iii) your complying with all terms of the Separation Agreement, including but not limited to any confidentiality, non-disparagement, non-competition and return of company property provisions. The salary continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination; provided, however, that no payments will be made prior to the 8th day following the effective date of the release contained in the Separation Agreement.

(c) Termination without Cause or Resignation with Good Reason in Connection with a Change in Control. In the event that the Company terminates your employment without Cause or you resign for Good Reason on or within twelve (12) months following the effective date of a Change in Control (such termination date the “Change in Control Termination Date”), then you shall be entitled to the Accrued Benefits and, subject to your compliance with Section 5(b)(iii) above, including but not limited to the release requirement and your continued compliance with your obligations to the Company under your Business Protection Agreement, then you will be eligible to receive (i) the Severance Benefits set forth in Section 5(b) above, and (ii) effective as of the later of your Change in Control Termination Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding equity awards that are held by you as of immediately prior to the Change in Control Termination Date shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full.

(d) Definition of Cause. For purposes of this Offer Letter, “Cause” shall mean the occurrence of any of the following: (i) your commission of, or plea of “guilty” or “no contest” to any felony under the laws of the United States or any state or any crime involving fraud, dishonesty or moral turpitude; (ii) your participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affect the Company; (iii) conduct by you that demonstrates your gross unfitness to serve; (iv) your violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) your material breach of any term of any contract between you and the Company, including but not limited to this agreement and the Business Protection Agreement; (vi) your material violation of any Company policy, rule or instruction, and/or (vii) your continuing failure to perform assigned lawful duties after receiving written notification of the failure from the Company. Prior to a termination of your employment pursuant to clause (v) or clause (vi) above, you shall have thirty (30) days to cure in all material respects such Cause event(s) (to the extent such event(s) is capable of being cured by you) following your receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after you have been given such notice. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.

C. Albright

December 4, 2020

(e) Definition of Good Reason. For the purposes of this Offer Letter, “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent (unless such action is taken in response to conduct by you that constitutes Cause): (i) a material reduction by the Company of your annual base salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation and then in no greater proportion than any such reduction that is applicable to the executive team, such reduction shall not constitute Good Reason; (ii) a material breach of this Offer Letter by the Company; (iii) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by 50 or more miles from your then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in your duties, authority, or responsibilities relative to your duties, authority, or responsibilities in effect immediately prior to such reduction unless you are performing duties and responsibilities for the Company or its successor that are similar to those you were performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and you are performing duties for such division or unit that are similar to those you were performing prior to such transaction but under a different title as you had prior to such transaction, there will be no “Good Reason”); provided, however that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period. Notwithstanding the foregoing, (A) you will be deemed to have given consent to the condition(s) described in this Section 5(e) if you do not provide written notice to the Company of such Good Reason event(s) within thirty (30) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the Cure Period, you must terminate your employment for Good Reason no later than thirty (30) days following the end of the Cure Period.

(f) Cooperation With the Company After Termination of Employment. Following termination of your employment for any reason, you shall reasonably cooperate with the Company in all matters relating to the winding up of your pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company; provided, that the Company agrees that the Company (a) shall make reasonable efforts to minimize disruption of your other activities, and (b) shall reimburse you for all reasonable expenses incurred in connection with such cooperation.

(g) Effect of Termination. You agree that should your employment be terminated for any reason, you shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, a position on the Board and all positions with any and all subsidiaries and affiliates of the Company.

6. Section 409A. It is intended that all payments and benefits under this Offer Letter shall either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

C. Albright

December 4, 2020

7. Certain Conditions. Like all Company employees, as a condition of employment with the Company, you will be required (a) to sign the Company’s standard Business Protection Agreement, a copy of which is attached hereto as Exhibit A, which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (b) to sign and return a satisfactory USCIS Form I-9 attached hereto as Exhibit B and provide sufficient documentation when you report to work establishing your employment eligibility in the United States of America as required by law (enclosed is a list of acceptable Form I-9 documentation); and (c) to provide satisfactory proof of your identity as required by law.

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This Offer Letter and Exhibit A supersede and replace any prior or contemporaneous agreements, representations, communications or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Offer Letter may not be amended or modified, and no breach shall be deemed to be waived, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Offer Letter and the resolution of any disputes, in law or equity, including but not limited to statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company, (a “Dispute”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company each hereby irrevocably waive any right to a trial by jury in any Dispute arising under or relating to any provision of this Offer Letter.

C. Albright

December 4, 2020

10. Arbitration. Any Dispute will be settled by final and binding confidential arbitration. The arbitration will take place in Boston, Massachusetts or, at your option, the County in which you primarily worked when the arbitrable Dispute first arose. The arbitration will be administered by JAMS under its Employment Arbitration Rules & Procedures before a single arbitrator who is a retired judge. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. As a material part of this agreement to arbitrate claims, both you and the Company expressly waive all rights to a jury trial in court on all statutory or other claims. This agreement to arbitrate also covers any issues relating to the interpretation, applicability or enforceability of this Section 10. You also acknowledge and agree that no claims will be arbitrated on a class action or collective action basis. It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable. This paragraph does not apply to claims for (a) workers’ compensation benefits or unemployment insurance benefits and other claims that cannot be arbitrated as a matter of law or (b) concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Business Protection Agreement between you and the Company) (“Excluded Claims”). Any Dispute that is commenced to resolve any matter relating to Excluded Claims shall be commenced in Suffolk Superior Court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consent to the jurisdiction of such a court. Further, notwithstanding this agreement to arbitrate, you and the Company agree that either party may seek provisional remedies such as a temporary restraining order or a preliminary injunction from such a court in aid of arbitration, including, for example, provisional remedies to enforce the restrictive covenants set forth in the Business Protection Agreement.

*****

Affinia Therapeutics Inc.

100 Beaver Street

Waltham, MA

02453

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both this Offer Letter and the enclosed Business Protection Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on December 22, 2020. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Please retain a copy of this Offer Letter and Business Protection Agreement for your records. Your employment is also contingent upon your starting work with the Company on or before January 18, 2021. This letter is binding on the Company’s successors and assigns.

If you have any questions, please call me.

Very truly yours,

AFFINIA THERAPEUTICS INC.

By:	/s/ Rick Modi
Name:	Rick Modi
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Charles Albright
Signature of Employee

Dated: 12/20/2020

Attachment

Exhibit A: Invention Assignment, Non-Disclosure, and Business Protection Agreement

Exhibit B: USCIS I-9

C. Albright

December 4, 2020

EXHIBIT A

THIS INVENTION ASSIGNMENT, NON-DISCLOSURE, AND BUSINESS PROTECTION AGREEMENT (the “Agreement”) is made by and between Affinia Therapeutics Inc., a Delaware corporation with an office at 100 Beaver Street, Waltham, MA, 02453 (the “Company” or “Affinia Therapeutics”) and Charles Albright, Ph.D., with an address at 160 Beacon St., Unit 8, Boston, MA 02116 (“Employee”).

The Company and Employee agree as follows:

1.

Condition of Employment. Employee acknowledges that protection of the Company’s proprietary and confidential information is critical to the survival and success of the Company’s business because of the nature of the Company’s business. This Agreement is intended to protect the Company’s business (including that of its subsidiaries and affiliates) without unreasonably restricting Employee’s ability to work elsewhere if his/her employment with the Company ends. This Agreement will become effective on the earliest of: (a) the date of Employee’s signature below, (b) the first day of Employee’s employment by the Company, or (c) the first day on which the Company discloses Proprietary Information to Employee. Subject to paragraph 4.6, Employee’s obligations under this Agreement will continue even after his/her employment with the Company has ended, whether in circumstances of voluntary or involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2.	Proprietary and Confidential Information.

2.1

Employee agrees that all non-public information and know-how, whether or not in writing, of a private, secret or confidential nature, relating to the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests, research and development or financial affairs (collectively, “Proprietary Information”) encountered by Employee in the course of or as a result of his/her relationship with the Company is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, and shall include Developments, as defined below. Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge through voluntary public disclosure by someone who had the right to make such a disclosure. While employed by the Company, Employee will use Employee’s best efforts to prevent unauthorized use, publication or disclosure of any of the Company’s Proprietary Information.

C. Albright

December 4, 2020

2.2

Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company (or any person or entity designated by the Company) to be used by Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the reasonable pursuit of the business of the Company. All such materials or copies of such materials and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (a) a request by the Company or (b) termination of his/her employment. After such delivery, Employee shall not retain any such materials or copies of such materials, including but not limited to electronic copies, or any such tangible property. Employee also agrees to disclose to the Company, upon the earlier of a request by the Company or termination of his/her employment, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of the Company.

2.3

Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2.1 and 2.2 above, and his/her obligation to return materials and tangible property, set forth in paragraph 2.2 above, also extends to such types of information, materials and tangible property encountered by Employee in the course of or as a result of his/her relationship with the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted such information and materials to the Company or to Employee.

2.4

However, in the event that Employee (a) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over Employee, to disclose any portion of the Proprietary Information or (b) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Proprietary Information, Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

2.5	The Company provides notice to Employee that pursuant to the United States Defend Trade Secrets Act of 2016:

(a)

An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

C. Albright

December 4, 2020

(b)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

2.6

In addition, this Agreement does not prohibit Employee from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Employee from disclosing Proprietary Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

3.	Developments.

3.1

Employee will, except as expressly provided in paragraph 3.4, make full and prompt disclosure to the Company of: all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, (a) which have been created, made, conceived or reduced to practice by Employee or under his/her direction or jointly with others prior to the date hereof and which are potentially competitive with, or relate directly or indirectly to, Affinia Therapeutics’ (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, (b) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by Affinia Therapeutics, whether or not during normal working hours or on the premises of the Company, or (c) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

3.2

Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3.2 shall not apply to Developments (described in clauses 3.1(b) and 3.1(c) above) which are not potentially competitive with, and do not relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development at the time such Development is created, made, conceived or reduced to practice, and which are made and conceived by Employee not during normal working hours, not on the Company’s premises and not using or based on knowledge of the Company’s tools, devices, equipment or Proprietary Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3.2 shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments.

C. Albright

December 4, 2020

3.3

All discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, arising in the one year period after the termination or cessation of such employment for any reason which (i) are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, and (ii) relate to any patent, copyright, trade secret, or other intellectual property right, worked on by Employee while Employee is employed by the Company, shall be presumed to have been created, made, conceived or reduced to practice during Employee’s employment with the Company and shall therefore be deemed a Development; provided, however, that Employee may overcome the presumption with respect to the period of one year after the termination or cessation of employment by proving that such creation, making, conception or reduction to practice occurred exclusively following employment with the Company and without use of, and not based on knowledge of, the Company’s tools, devices, equipment or Proprietary Information.

3.4

To preclude any possible uncertainty concerning the ownership of Developments, Employee agrees to provide to the Company a complete written list of any Developments that Employee considers to be his/her property or the property of a third party and that Employee and the Company agree shall be excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to fully describe such Prior Inventions, but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. Employee shall also list all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Company. If no such disclosure is provided on or before the start of Employee’s employment by the Company, Employee represents that there are no Prior Inventions.

3.5

Employee agrees to cooperate fully with the Company (or any person or entity designated by the Company), both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company (or any person or entity designated by the Company) may deem necessary or desirable in order to protect its rights and interests in any Development. Employee further agrees that if the Company (or any person or entity designated by the Company) is unable, after reasonable effort, to secure the signature of Employee on any such papers, the Company and its duly authorized officers and designees shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and designees as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as may be deemed necessary or desirable in order to protect the Company’s or its designees’ rights and interests in any Development, under the conditions described in this sentence.

C. Albright

December 4, 2020

4.	Non-Competition.

4.1

Non-Competition During Employment. While Employee is employed by the Company, Employee will not directly or indirectly, engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company). The term “Competing Organization” means any person, entity or organization engaged in, or anticipated to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that competes or is reasonably expected to compete with a material product, process or service in existence or being developed or anticipated to be developed by the Company.

4.2

Restrictions on Competition Post-Employment. For a period of twelve (12) months following the termination of Employee’s employment with the Company (the “Restricted Period”), Employee will not Compete with the Company. The term “Compete” means providing to a Competing Organization the same types of services (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that Employee provided to the Company in any geographic areas in which Employee provided services or had a material presence or influence, directly or indirectly, at any time within the last two (2) years of employment.

4.3

Extension and Tolling of Restricted Period. The Restricted Period in paragraph 4.2 shall automatically extend from twelve (12) months to twenty-four (24) months after termination of Employee’s employment in the event that Employee (a) breaches a fiduciary duty to the Company, or (b) unlawfully takes, physically or electronically, property belonging to the Company. In addition, if Employee violates paragraph 4.2, Employee shall continue to be bound by its restrictions until a period of twelve (12) months has expired without any violation of such provisions.

4.4

Mutually Agreed Upon Consideration. Employee and the Company mutually agree that Employee’s eligibility to (a) be issued an option or options to purchase shares of the Company’s Common Stock pursuant to the terms of the Employee’s offer letter and a corresponding option grant agreement by and between Employee and the Company and (b) receive a discretionary bonus as set forth in Employee’s offer letter (collectively, the “Mutually Agreed Upon Consideration”) shall be contingent on Employee’s agreement to the noncompetition restrictions set forth in paragraphs 4.2 and 4.3 of this Agreement. Unless and until Employee agrees to those restrictions, Employee shall not be permitted to receive the Mutually Agreed Upon Consideration, which Employee acknowledges and agrees is fair, reasonable, and adequate to support the noncompetition restrictions set forth in paragraphs 4.2 and 4.3.

4.5

Non-Competitive Divisions. Paragraphs 2.1 and 4.2 shall not preclude Employee from, after the cessation of employment with the Company, becoming an employee of, consultant to, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if (a) the Division by which Employee is employed or engaged, or to which Employee provides services, is not (if treated by itself as an independent entity) a Competing Organization, (b) Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that is a Competing Organization (if treated by itself as an independent entity) (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (c) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Employee’s commencement of employment with the Division.

C. Albright

December 4, 2020

4.6

Terminations without Cause and Layoffs. To the extent required by law, the Company shall not enforce paragraph 4.2 in the event that Employee is terminated without cause or laid off, unless it is discovered that Employee took the Company’s information and/or violated a fiduciary duty. Solely for the purposes of this Agreement, Employee agrees that the following shall constitute grounds for a termination for cause: (a) a reasonable basis for the Company’s dissatisfaction with Employee, entertained in good faith, for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or (b) grounds for discharge reasonably related, in the Company’s honest judgment, to the needs of its business. A termination is not for cause if it is on unreasonable grounds or arbitrarily, capriciously, or in bad faith. For purposes of clarity, the above described grounds for a termination for cause shall be applicable only to this Agreement, and not any other agreement entered into between Employee and the Company related to employment, equity or otherwise that contains or uses the terms “Cause” or “cause”.

4.7

Acknowledgments. Employee acknowledges that the noncompetition restrictions in paragraphs 4.1 and 4.2 are no broader than necessary to protect the Company’s interests in its trade secrets, confidential information, and/or goodwill. Employee further acknowledges that these noncompetition restrictions cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a non-disclosure or confidentiality agreement.

5.

Non-Solicitation. While Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Non-Solicitation Period”), Employee will not directly or indirectly:

5.1

Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by Employee directly or the Company during the 12-month period prior to the termination or cessation of Employee’s employment with the Company; or

5.2

Either alone or in association with others (a) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (b) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of Employee’s employment with the Company; provided, that this clause (b) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer. However, this paragraph 5.2 shall not apply to (x) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (y) Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (z) actions taken by any person or entity with which Employee is associated if Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

C. Albright

December 4, 2020

5.3

So that the Company may enjoy the full benefit of the covenants contained in this paragraph 5, Employee further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by Employee of such covenants.

6.

Third Parties; Other Agreements. Employee represents that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that Employee has not and will not disclose to the Company, bring onto the Company’s premises, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

7.

United States Government Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are made known to Employee and to take all action necessary to discharge the obligations binding the Company under such agreements.

8.	Miscellaneous.

8.1

Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without having to post bond, and Employee hereby waives the adequacy of monetary damages or other remedy at law as a defense to such relief.

8.2

Disclosure of this Agreement. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company pursuant to this Agreement.

8.3

No Employment Contract and No License. Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment. Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Proprietary Information or Developments.

C. Albright

December 4, 2020

8.4

Successors and Assigns. This Agreement is binding on Employee and his/her heirs, executors and administrators, and is for the benefit of the Company and its successors and assigns. The Company may designate affiliates and/or subsidiaries of the Company to have the same rights as the Company under this Agreement, and any obligation owed to the Company under this Agreement shall be owed to such an affiliate or subsidiary in the same manner as they are owed to the Company.

8.5

Interpretation. If any restriction set forth in paragraphs 3, 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a scope of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, scope of activities or geographic area as to which it may be enforceable.

8.6

Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

8.7

Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.8

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (but without reference to provisions concerning the conflicts of laws). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced in Suffolk Superior Court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and Employee each consents to the jurisdiction of such a court. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.9

Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

8.10

Captions. The captions of the sections and paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section or paragraph of this Agreement.

8.11	Review by Counsel. Employee acknowledges that he/she had the right to consult with legal counsel before signing this Agreement.

C. Albright

December 4, 2020

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT, THAT EMPLOYEE HAD THE RIGHT TO CONSULT WITH COUNSEL BEFORE SIGNING BELOW, AND THAT EMPLOYEE WAS PROVIDED WITH THIS AGREEMENT ON THE EARLIER OF THE SUBMISSION OF A FORMAL OFFER OF EMPLOYMENT OR TEN BUSINESS DAYS BEFORE COMMENCEMENT OF EMPLOYMENT. EMPLOYEE UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

AFFFINIA THERAPEUTICS INC.		CHARLES ALBRIGHT, Ph.D.

By:	/s/ Rick Modi	/s/ Charles Albright
Name:	Rick Modi	Date: 12/20/2020
Title:	Chief Executive Officer

Date:	12/20/2020

EXHIBIT B

USCIS FORM I-9